Exhibit 5.1

DLA Piper LLP (US) 1251 Avenue of the Americas 27th Floor New York, New York 10020-1104 www.dlapiper.com

July 31, 2026

Tilray Brands, Inc.
265 Talbot Street West
Leamington, Ontario, Canada N8H 4H3

Re:
Securities Being Registered under Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel for Tilray Brands, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), and which registers, in the aggregate, an additional 11,355,231 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), that may be offered or issued pursuant to the Company’s Amended and Restated 2018 Equity Incentive Plan (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have examined: (i) the Registration Statement; (ii) the certificate of incorporation of the Company, as amended and restated and currently in effect; (iii) the bylaws of the Company, as amended and restated and currently in effect; (iv) resolutions adopted by the board of directors of the Company approving the offering and issuance of the Shares under the Plan and the preparation and filing of the Registration Statement; and (v) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

With respect to such examination, we have assumed, without independent investigation, (i) the genuineness and validity of all signatures (including, without limitation, signatures via DocuSign, eSignature or similar technology) on all documents; (ii) the authenticity and completeness of all documents submitted to us as originals; (iii) the completeness and conformity with the originals of all documents submitted to us as certified or photostatic copies or telecopies or portable document file (.pdf) copies (and the authenticity and completeness of the originals of such copies) or which we obtained from the Commission’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) system; that each individual executing any document, whether on behalf of such individual or an entity, is legally competent to do so; (iv) the due authority of the parties signing any document on behalf of a party; (v) that all public records reviewed or relied upon by us are authentic, accurate and complete; (vi) that all factual statements and information contained in any documents are true and complete; and (vii) that there has been no oral or written modification or amendments to any documents by action or omission of the parties or otherwise. We have also assumed that the Company will at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue the Shares in accordance with the Plan, the number of Shares which are then issuable and deliverable upon the exercise of options or the settlement of awards under the Plan. As to questions of fact and the consequences thereof relevant to the opinions expressed herein, we have, to the extent deemed appropriate, relied without independent investigation or verification upon, and assumed the accuracy and completeness of, representations of certain officers and employees of the Company.

Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that, with respect to the Shares to be issued after the filing of the Registration Statement, the Shares have been duly authorized and, when and to the extent issued in accordance with the terms of the Plan and any award agreement entered into under the Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, including, without limitation, collection of any required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

Tilray Brands, Inc.
July 31, 2026

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion as to the laws of any other state or jurisdiction. With respect to our opinions based on the DGCL, our examination has been limited to a review of the DGCL as reported in an official version of the State of Delaware statutory code available at https://delcode.delaware.gov. Our review of the Delaware laws referred to in this paragraph has been limited to review of statutory code provisions and has not included commentary, regulations, or case law. The individual lawyers within our firm who have devoted significant attention to this matter on behalf of the Company are not members of the bar in Delaware and do not purport to be experts on the laws of the State of Delaware generally. With your permission such opinions are based solely upon such limited review.

In addition to the qualifications set forth above, the foregoing opinion is further qualified as follows:

(1)
The foregoing opinion is rendered as of the date hereof. We assume no obligation to revise, update or supplement this opinion (a) should the present aforementioned laws of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof or (b) to reflect any facts or circumstances that may hereafter come to our attention.

(2)
We express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of the State of Delaware or any other jurisdiction.

(3)
We assume that the issuance of the Shares, together with any other outstanding shares of Common Stock, will not cause the Company to issue shares of Common Stock in excess of the number of such shares authorized by the Company’s certificate of incorporation, as amended and restated and currently in effect.

(4)
This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)